Exhibit 99.1

Southland Awarded and Given Notice to Proceed on New Projects Valued at $290 million

GRAPEVINE, TX, 10/12/2022 -- Southland Holdings, LLC (“Southland”) announced today that it has been awarded and given notice to proceed on $290 million of new projects during the year to date, which consist of the following projects:

Transportation Segment:

●	Table Rock Bridge: $67 million steel plate girder bridge project over Table Rock Lake in Ridgedale, Missouri for the Missouri Department of Transportation through subsidiary, American Bridge Company

●	East Haddam Swing Bridge: $55 million swing bridge rehabilitation project over the Connecticut River for the Connecticut Department of Transportation through subsidiary, American Bridge Company

Civil Segment:

●	Arcadia Intake & Low Lift: $66 million raw water intake microtunnel and pump station project in Arcadia, Oklahoma for the City of Edmond through subsidiary, Oscar Renda Contracting

●	Atoka Pipeline: $42 million 70,000 ft of 72” water pipeline project in Atoka, Oklahoma for the City of Oklahoma City through subsidiary, Oscar Renda Contracting

●	Connor Creek: $50 million slip lining project up to 144” in diameter in Detroit, Michigan for the Great Lakes Water Authority through subsidiary, Oscar Renda Contracting

●	Montana Pipeline: $10 million water resource project in El Paso, Texas for El Paso Water through subsidiary, Oscar Renda Contracting

The following job starts, which total $230 million, were included in Southland’s backlog as of June 30, 2022: Table Rock Bridge, East Haddam Swing Bridge, Arcadia Intake & Low Lift, and Atoka Pipeline.

Connor Creek and Montana Pipeline, which total $60 million, were not included in Southland’s backlog as of June 30, 2022, but were identified as pending backlog additions in Southland’s Investor Presentation, dated September 19, 2022, that was filed with the Securities and Exchange Commission on Form 8-K.

Southland’s CEO Frank Renda said, “Bidding activity continues to accelerate through the second half of the year with an improved competitive landscape. We have been awarded and given notice to proceed on projects in several of our end markets and multiple geographic regions throughout North America.”

About Southland

Southland is a leading provider of specialized infrastructure construction services across North America including bridges, tunneling, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. Southland is headquartered in Grapevine, Texas.

On May 25th, 2022, Southland entered into an Agreement and Plan of Merger (the “Agreement”) with publicly-traded Legato Merger Corp. II, a special purpose acquisition company (NASDAQ: LGTO, LGTOU, and LGTOW) (“Legato”). Pursuant to the terms of the Agreement, a subsidiary of Legato will merge with and into Southland, with Southland surviving the merger as a wholly-owned subsidiary of Legato. The existing Southland management team will remain in place upon the closing of the merger. At such time, Legato’s name is expected to change to Southland Holdings, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:
Cody Gallarda EVP, Chief Financial Officer cgallarda@southlandholdings.com	Alex Murray Corporate Development & Investor Relations amurray@southlandholdings.com